UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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ADVOCAT INC.

(Name of Registrant as Specified In Its Charter)

TODD P. ROBINSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TODD P. ROBINSON

2307 Princess Ann Street

Greensboro N.C. 27408

(O) 336 286 2087 (F) 978 805 3163

EMAIL – Cottonbay@aol.com

May 14, 2007

Dear Fellow Advocat Shareholder-

By now, you are probably aware that I have initiated a campaign to have an alternative voice appointed to the Board of Directors of Advocat Inc. and to promote new perspectives and expertise which, I believe, will benefit the Company and its shareholders over the long term.

There has been a lot of info batted back and forth between me and the Company’s management. Here are some factual things, by subject, for you to consider while making your decision on the future of the Company. (A somewhat long history of my recent relationship with Advocat is at the end of this note.)

IF I BECOME A BOARD MEMBER

1.	I will immediately propose that directors fees be capped at $12,000 per year.

2.	I will immediately propose that the Bylaws be amended to eliminate staggered terms for Board members.

3.	If a “related party” deal is done with me, I will insist:

a.	That all Independent Board Members approve the transaction;

b.	That the Shareholders approve the transaction if the total stock to me is more than 10% of the Company; and

c.	That the deal be done on a comparative cash flow basis so neither party is harmed by the over or under valuation of the Company’s shares.
4.	I will ask the Executive Management to prepare an internal report on options dating so that we have a clear idea of how and when all of the options were awarded.

5.	I will insist on more and better communication with ALL of the shareholders.

6.	I will immediately request a professional liability reserve analysis, in layman financial terms, and I will pursue the purchase of professional liability insurance on the nursing homes (except in Florida) and the potential purchase of a tail policy that will limit the Company’s exposure for previous activities. This will give shareholders a better understanding of the Company’s financial health.

7.	I will insist that management engage the street as appropriate to run public company of this size (e.g. recruit analysts, engage rating agencies and banks, work with investor relation firm(s), etc.)

May 14, 2007

8.	If you read the attached “History” you will note that we did not want to come on the Board without having done (or agreeing to do) a substantial transaction with Advocat. We have previously offered to buy for cash or “mutually agreeable assets” 15% or, with shareholder approval, 51% to 80% of the stock.

SOME INFORMATION ON THE PROXY CONTEST

1.	I believe that Will Council and Wally Olson have misrepresented me, my actions, and the course of our dealings with Advocat in their press release and on the conference call this week. (See History at the end for details.)

2.	For example, in a press release, Advocat indicated that I was attempting to negotiate a transaction where I would acquire stock at a depressed $5.00 value, even though the negotiations for stock ownership were to be based on comparative cash flows and not stock price.

3.	I believed that the Company failed to deliver a shareholder list in the time required by law, and I filed a lawsuit in the State of Delaware to seek relief. I have since elected to dismiss that lawsuit.

4.	Advocat management and the Board have refused to meet or have a telephone discussion with me for purposes of settling our disputes and reaching a compromise.

5.	I do not want to be disruptive to the shareholder meeting, but I and the other shareholders (you!) have no choice.

6.	By the time this is over, my expenses will be well in excess of $50,000.

CONFERENCE CALL INFORMATION

1.	Advocat management had an earnings conference call yesterday.

2.	On that call, Wally Olson came on and indicated that if anyone had discussions with him, he was the wrong guy. He claims now to not be part of Executive management even though he has been the main promoter of the stock to many of my fellow shareholders, continues to be the largest shareholder, and is the Chairman of the Board. (See attached “History”).

3.	I believe that Will Council and Wally Olson mischaracterized me, my motives, and my relationship with the Company (See History for details).

4.	Even though I made repeated attempts, I (unlike many participants) was not permitted by the Company to ask a question.

5.	MOST IMPORTANTLY- THE CRITERIA THAT WILL COUNCIL LAID OUT FOR NEW ACQUISITIONS FIT MY EARLIER PROPOSALS PERFECTLY- I WAS STUNNED. Also, I have offered by email to become Advocat’s new Development Officer with a guarantee that I could at least double the size of the Company on a comparative cash flow basis!

May 14, 2007

WHAT CAN YOU AND OTHER SHAREHOLDERS DO?

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Please wait before delivering any proxy card to Advocat or their professional proxy solicitor until you receive my proxy statement. If you return the proxy card, it will be counted for purposes of establishing a quorum, even if you elect to withhold your votes for one or both nominees.

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If you have already sent in your proxy card, you have the ability to revoke it in writing by notifying the Company secretary. For those who wish to have a form of revocation, we will be delivering it with the final proxy statement. This revocation must be actually received prior to the annual meeting.

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If you own shares with a bank or broker (i.e. in “street name”), you must act quickly so that your broker does not vote your shares on your behalf. With respect to these types of Board elections at annual meetings, brokers have the authority to vote your shares if no other instruction is given. If you hold your shares in street name, please contact your bank or broker immediately and let them know you want to vote your shares at the meeting. Please let them know that you don’t want your shares counted toward the meeting quorum unless you attend the meeting to vote those shares. They will need to notify the street that these shares are not being voted in the ordinary course, and they will need to provide you with a proxy or other documentation reflecting your beneficial ownership and authority to vote the shares. This could take some time. So, it is important that you act quickly.

•

Contact the Company and communicate what you want to happen. Although management will not communicate with me, they should listen to you. Even if you don’t support my particular campaign, please let the Board know if you are not happy with the current direction of the Company and whether you support a change of some sort. If you do support these efforts, let management know, and encourage them to communicate and work toward an amicable resolution benefiting all parties.

I thank you for taking the time to read this information. If you want to read a little longer and gain some insight as to my frustration with the Company and its management, please read the attached “History” information. I think you will be very frustrated, too, and therefore, I would welcome your support.

Please call or email me with any thoughts, questions, or concerns.

Best regards,

/s/ Todd P. Robinson
Todd P. Robinson

May 14, 2007

MY HISTORY WITH THE COMPANY-

•

I met in person with Wally Olson (Chairman of the Board and largest shareholder) for over 4 hours in Chattanooga in October 26, 2005. Wally had been introduced to me by a mutual acquaintance at Goldman Sachs. During that meeting:

•	I presented assets that we owned that would fit very well with Advocat.

•	Mr. Olson agreed that the assets were perfectly aligned.

•	We agreed to move forward with an exchange of information.

•	The deal was to be based on comparative relative cash flows instead of share price or differing multiples.

•

On November 3, 2005, we provided detailed financial information on all of our assets, without signing a non-disclosure agreement, to Mr. Olson. He indicated excitement about our proposal and indicated that he was taking it to the Board of Directors. The information provided:

•	Showed details on all of our assets including real estate, operations, a pharmacy, and management companies;

•	Laid out the assets by type and state so that Advocat could “pick and choose” whatever they wanted;

•	Depending on what Advocat chose, would be between $2,000,000 and $70,000,000 (now $80,000,000) of transaction value on a comparable (to Advocat’s assets) cash flow basis.

•

On November 17, Will Council (CEO and nominal shareholder via generous options grants) got involved and sent me a very difficult Confidentiality Agreement to sign so that Advocat could provide me the same information about their facilities that I had sent them about our facilities. After making several changes to it and waiting patiently for Will to respond for 11 days, I signed it and emailed it to Wally and Will.

•	On December 2, 2005, Will requested more changes to the Confidentiality Agreement which we promptly provided to Advocat’s attorneys. I signed this version that same week.

•

Will Council ended up (even after a year and half) never signing the Confidentiality Agreement that he (or the Company attorney) demanded, nor did Advocat provide the necessary information to compare cash flows.

•	On December 22, 2005, Wally Olson emailed me to ask if we would sell for cash and “some sort of convertible security”. I responded that we were open to ANY sort of structure or transaction with them.

•	Through conversations and emails, Wally and Will indicated they wanted to do a deal but needed to “wait a little while.”

May 14, 2007

•	On April 17, 2006, Wally Olson requested that we have a call to discuss the transaction.

•	I met in person with Wally Olson and Will Council at the Advocat headquarters in Tennessee on May 19, 2006. At that meeting:

•	Will expressed discomfort about using their stock to do a deal with us.

•	I graciously reminded Will that we would be doing something based on relative cash flows so the cash flow multiples, not the stock price, mattered.

•	Will then “remembered” that fact but then suggested it was not fair to Advocat shareholders because our homes were above 90% occupancy and Advocat’s homes were only just above 70% occupancy.

•

I therefore agreed to negotiate a clause that would allow existing Advocat shareholders to be rewarded if (when?!) the occupancy on the Advocat buildings rose (which I note they still have not) to 90% as well.

•	Will also indicated that the Board “needed a little more time” to figure out what they wanted to do with the Company.

•	I followed up by email on June 20, 2006; September 13, 2006, and October 24, 2006. On October 24, 2006, Wally Olson responded that,

“We’re working hard to please our shareholders! Now that we’re 100% finished with our Non-Chapter 11 restructuring; it’s time to grow. Talk with you soon.”

•	I followed up by email on November 2, 2006 and offered to meet the week of the 13th. On November 5th, Will responded,

“Todd Wally and I can’t make anything work that week— we’ll have to try again next time you are in town. Will”

•	I followed up by email on January 3, 2007 and March 2, 2007.

•	On March 2, 2007, Wally Olson responded-

“Hi, Todd – If the board is not ready to do something, well – I am. Although the selling was extremely heavy (for us), I think it was waaaay (sic) overblown. Our problem, if you want to call it that, is that we don’t have a “plan” for 2007 and/or the future. 2006 was a great year for us in curing problems and curing ailments but obviously everyone around wants to know what we have planned for 2007. Let’s consider getting together soon and toss a few ideas around. I own 10%+ of this company and intend to do something with it……Wally Olson”

•	On March 2, 2007, I responded that I would meet them anywhere they wanted to discuss our transaction. And, on the same day, Wally responded,

May 14, 2007

“I, too, have always felt we have a good fit. No question. Let’s think about it. Obviously, any deal we do must be accretive. Plus, we have accumulated $12.5 million cash. I’ll write more later – we’re out the door for dinner. Wally Olson”.

Later on that evening, Wally asked for my phone numbers again and suggested that we talk “sometime this weekend”. I provided him my numbers and made myself available “unless I was on a plane”.

On March 15 at 10pm, Wally inquired about my availability for the “nest week”. The next morning I gave him my schedule, which was open except for that Tuesday.

•

During this time period, I made contact with my good friend and old boss, Essel Bailey, and asked him about his current activities. After a long chat, we felt we could provide a very attractive opportunity for Advocat. We both knew the Company very well.

•

So, now, with my assets and my friends’ assets (plus those from November 2005), a deal with Advocat could bring in assets valued up to $160,000,000 or so, all on a comparative, accretive, cash flow basis.

•	On March 18, 2007, I followed up by email. On the same day, Wally responded,

“I’ll call you tomorrow……Wally Olson”

•

On March 19, 2007, I wrote by email to Wally and Will suggesting some ideas and that I thought Essel Bailey and I would be a good addition to the Board because we could bring assets and expertise. In coming on the Board I proposed that we would commit to

“buying (and/or contributing mutually agreeable assets for) up to 15% (or more – even 51 to 80% control – given a poison pill waiver) of the shares of AVCA, all on an accretive basis for AVCA.”

We also offered to get together to meet.

•	On March 19, 2007, Wally wrote back,

“Todd, Thanks for the note. I don’t think the addition of you and Essel Bailey as directors, or giving you guys “51% to 80% control” of Advocat Inc. is in the best interests of all of the Advocat Inc. shareholders. Obviously, the addition of your facilities and the “institutional pharmacies” to the Advocat Inc. portfolio could be attractive but I think the price and structure you’ve indicated don’t mesh with our current situation. Thanks, Wally”

•	I was obviously surprised by the change of tone in the email. To clarify, I wrote back,

May 14, 2007

“What price have I indicated besides “accretive”.?! The only thing you both have seen were numbers in November 2005 that were 2 months old…We would not want 51 to 80 per cent unless the BOD and the other shareholders agreed…Shall we meet and talk or was that an official “no”?

•	Will wrote back,

“Todd as we do with all potential strategic ideas, we will discuss with the board of directors. If there is interest on our side, we will let you know. I agree with Wally that our interest level at this time is low. Best regards, Will.”

•	Finally, my email of March 21, 2007-

Hi Will-

If you take our “proposal” to your BOD, there is nothing to discuss because we haven’t even had an initial discussion.!

“We are interested in making accretive distributions (sic- should have been “acquisitions”) within our footprint.and will look outside our footprint if there is enough to support our regional activities.”; Will Council, conference call 3/2.

Is this true? If so, we should at least get in the same room. If it is not true, then we do have nothing to talk about.and we will take other actions as we see fit.

Please don’t spurn our offer to at least talk for a few hours. You know that I am serious and have been serious for more than a year. We have assets (worth anywhere between 10 and 70mm- so you can choose the assets and the size of the deal) that fit within your footprint and we fit very well together. I don’t think you are serving your shareholders well unless you are at least willing to talk to knowledgeable industry people who have assets that can fit together so easily. Whether or not you (or the other shareholders) share than opinion remains to be seen.

I am hereby requesting a formal meeting with you and/or your board to present a very attractive deal for both sides. If you will not meet with us within the next 3 weeks, we will be forced to take other (perhaps unfriendly) action. And, we will formally ask you to clarify the position you laid out in your recent conference call.

I look forward to hearing from you about meeting times.

Best,

Todd

•	I did not hear from them afterward verbally or by email (even up to the current date of this letter).

•

Last week, I tried to hire Avondale Capital in Nashville to represent me in a possible transaction with Advocat. They could not represent me because they had a conflict. This means that someone else (Advocat, management, another shareholder, third party buyer, or someone else) has already hired them to do advisory and/or investment work.

May 14, 2007

IMPORTANT INFORMATION

TODD P. ROBINSON IS DEEMED TO BE A PARTICIPANT, ALONG WITH ESSEL W. BAILEY, JR. AND TERRY CASH, IN THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF ADVOCAT INC. INFORMATION ABOUT MESSRS. BAILEY, CASH AND ROBINSON IS SET FORTH IN THEIR PRELIMINARY PROXY STATEMENT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON MAY 1, 2007, AS MAY BE AMENDED. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THE PARTICIPANTS AND OTHER PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES MAY BE OBTAINED BY READING THE DEFINITIVE PROXY STATEMENT, WHICH THE PARTICIPANTS INTEND TO FILE WITH THE SEC ON OR ABOUT MAY 14, 2007. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AT THE SEC’S WEBSITE (WWW.SEC.GOV).